EXHIBIT 10.23

Strategic Cooperation Agreement
(English Summary)

Party A: China Construction Bank Shenzhen Branch

Party B: China Security & Surveillance Technology, Inc.

Under the principle of sincere cooperation, equal and mutual benefit and common development, Party A and Party B enter into the following Strategic Cooperation Agreement through friendly negotiation:

Section 1. Both Parties agree to establish permanent and reliable strategic cooperation partnership.

Party A regards Party B as a key client and sufficiently supports its development, provided it is permitted under state rules, regulations and financial policies, Party A shall provide Party B with various financial service and support in priority.

Party B regards Party A as an important permanent cooperation partner and chooses Party A as the main bank for its financial business.

Section 2. Party A shall provide Party B with excellent and efficient financial service in the following fields, including but not limited to:

(1) Upon Party B’s request, Party A hereby agree that it will grant Party B such credit facility that is five to ten times of the guaranty amount which is deposited in the account of Party A by Party B. To use such credit facility, Party A shall investigate and evaluate Party’s B’s specific investment project pursuant to “Law of Commercial Banks,” “General Principles of Loans” and Party A’s measures of loans and evaluations, and then decide whether to extend credit facility upon the result of such evaluation and status of such program.

(2) Upon Party A’s authorization, to the extent that it satisfies Party A’s credit policies, Party A shall provide Party B with service of factoring and assist Party B in its financial management and provide channels of financing.

(3) Provide financial services tailored to Party’s B’s specific needs during Party B’s internal reforming and merger or restructuring.

Section 3. Discussion and exploration of business cooperation model.

(1) Party A pays close attention to the rapid growing market of Chinese Security and Surveillance industry and corresponding market opportunities as well as impetus and market influence of Party B in this field, Party A desires to support Party B to construct new business model in this field, enlarge business influence and improve market shares.

(2) Party A desires to consider to support Party B for the capitals required for Party B’s expansion in the Chinese security and surveillance market.

(3) When Party A’s conditions regarding business model of Party B is satisfied, Party A hereby agrees that it shall promptly review and approve Party B’s loan application to ensure Party B’s business model and operation obtains sufficient capital.

Section 4. Party B chooses Party A as one of its main banks, opens basic deposit account or main settlement account and also chooses products and service of Party A, including but not limited to:

(1). Party B chooses Party A as main financing bank and main settlement bank, and maintains corresponding amount of cash settlement (including settlement through internet banking service) in Party A; Party B is obligated to recommend its subsidiaries or affiliates to open settlement account in subsidiaries or affiliates of Party A, deposit its funds in Party A and transact various financial business in Party A in priority.

(2). Under the same conditions, Party B shall choose Party A to provide the following financial service in priority: deposit of RMB and foreign currency, loan of RMB and foreign currency, domestic settlement, international settlement, credit card, electronic bank, investment bank and various financial service; besides, Party B shall choose Party A as its investment and financing consultant and financial consultant in priority according to its finance demand.

(3). Party B will maintain its good standing and financial status, and regularly or from time to time provide financial statements and other business materials in accordance with Party A’s requirement, and cooperate with Party A to ensure Party A works in order and such credit funds are in safety.

(4). If Party B raises funds by way of direct financing (including but not limited with issuance of equity shares and bonds etc.), it shall notify Party A in advance and, under the same conditions, deposits the financing proceeds with Party A or institutions recommended by Party A.

(5). If Party B change its name or legal representative, or carry out subcontracting, leasing operation, merger, division, joint venture, joint cooperation, dissolution, bankruptcy, material investment and other material events, it shall notify Party A in time.

Section 5. Confidentiality

Both Parties shall keep confidential the content of the Agree and shall not disclose to any third party or use it for other commercial purpose without the other Party’s written consent.

Section 6. Negotiation and Communication

Under the condition of keeping commercial secrets for the other Party, both Parties shall promptly provide the other Party with business information and economy or finance trends to enhance communications and promote better cooperation. Both Parties agree to set up periodic communication and annual meeting for the purpose of reinforcing communications, information exchange and settle issues arising from the enforcement of this agreement.

Section 7. Enforcement of this Agreement

Party A designates its Longhua Branch and corporation department as the undertaking branch and department, Party B designates its investment department and financial department as the main undertaking departments to fulfill this agreement.

Section 8. Settlement of Disputes

As of this agreement takes effect, both Parties shall carry out the terms and conditions of the Agreement faithfully. Any disputes, amendments or supplements to this Agreement shall be friendly negotiated upon the principles of equal and mutual benefit, mutual understanding and mutual accommodation.

Section 9. Effectiveness

This agreement becomes effect upon signing with seal by both parties. If any Party intends to terminate this agreement, it shall provide the other Party a 30-day written notice.

Section 10. Miscellaneous

(1). The parties shall enter into a separate agreement if Party desires to appoint Party A as its financial consultant for specific project.

(2). This agreement has four (4) copies, all have the same legal force, Party A and Party B each holds two copies.

Party A:    China Construction Bank Shenzhen Branch

Seal

Party B:    China Security & Surveillance Technology, Inc.

Seal

In Shenzhen

September 28, 2006